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                                                                   Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 25, 2001, except for the information in the second paragraph of Note B as to which the date is March 2, 2001 relating to the consolidated financial statements, which appears in the 2000 Annual Report to Shareholders, which is included in Exhibit 13 on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 25, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 6, 2001